EXHIBIT 5.1

                                   C/255/79
                             Tel-Aviv, March 6, 2000

CommTouch Software Ltd.
6 Hazoran Street
Poleg Industrial Park
Netanya 42504
Israel


Ladies and Gentlemen:

         We refer to the registration statement on Form F-1, Registration No. 333-______ (the "Registration Statement"), initially filed by CommTouch Software Ltd. (the "Company") on March 6, 2000 with the Securities and Exchange
Commission under the Securities Act of 1933, as amended. The Registration Statement relates to (i) the sale by the Company to the Underwriters as described in the Registration Statement of up to 1,669,000 Ordinary Shares, nominal value NIS 0.05 per share, of the Company (the "Firm Shares"), for resale to the public, and (ii) the sale by the selling shareholders described in the Registration Statement of up to an aggregate of 1,331,000 Ordinary Shares, nominal value NIS 0.05 per share, of the Company (the "Selling Shareholder Shares"). The Underwriters may, as described in the Registration Statement, purchase up to an additional 450,000 Ordinary Shares, nominal value NIS 0.05 per share, of the Company (the "Option Shares" and, together with the Firm Shares, the "Primary Shares") at the public offering price less the underwriting discount.

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         As special  Israeli  counsel  to the  Company  in  connection  with the offering of the Primary Shares and the Selling Shareholder Shares pursuant to the Registration Statement, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

         Upon the basis of such examination, we are of the opinion that:

                  1. The Primary Shares to be issued and sold by the Company, as contemplated by the Prospectus included in the Registration Statement, are duly and validly authorized and, when issued and sold in the manner contemplated by the Underwriting Agreement filed as an exhibit to the Registration Statement and upon receipt by the Company of payment therefor as provided in the Underwriting Agreement, will be legally and validly issued, fully paid and non-assessable.

                  2. The Selling Shareholder Shares are legally and validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement and elsewhere in the Registration Statement and Prospectus.

                                Very truly yours,

                                Naschitz, Brandes & Co.